                                                                    EXHIBIT 12.1

                            Price Legacy Corporation
                              Computation of Ratios
                          (in thousands, except ratios)


                                                                                                  Period from    Period from
                                                                                                  November 12     January 1
                                                                  Year Ended       Year Ended       through        through
                                                                 December 31      December 31     December 31    November 11
                                                                ---------------  --------------- -------------- ---------------
                                                                     2001             2000           1999            1999
                                                                ---------------  --------------- -------------- ---------------

EARNINGS
Income from continuing operations before income taxes                   $38,001          $34,292         $4,697         $27,974
Add:     fixed charges                                                   18,379           13,018          1,079           5,971
Less:    capitalized interest                                            (1,586)          (2,087)          (231)           (944)
                                                                ---------------  --------------- -------------- ---------------
    Income as adjusted                                                  $54,794          $45,223         $5,545         $33,001
                                                                ===============  =============== ============== ===============

FIXED CHARGES AND PREFERRED DIVIDENDS:

Fixed charges:
Interest costs                                                          $16,793          $10,931        $   848        $  5,027
Capitalized interest                                                      1,586            2,087            231             944
                                                                ---------------  --------------- -------------- ---------------
Total fixed charges                                                      18,379           13,018          1,079           5,971

Preferred stock dividends                                                37,442           33,360             --          33,263
                                                                ---------------  --------------- -------------- ---------------
Total fixed charges and preferred dividends                             $55,821          $46,378         $1,079         $39,234
                                                                ===============  =============== ============== ===============

Ratio of earnings to fixed charges                                         2.98             3.47           5.14            5.53
                                                                ===============  =============== ============== ===============

Ratio of earnings to combined fixed charges and preferred stock
dividends                                                                  0.98             0.98           5.14            0.84
                                                                ===============  =============== ============== ===============
